Exhibit 99.1

APOLLO MEDICAL HOLDINGS ANNOUNCES THE COMPLETION OF A $10 MILLION STRATEGIC EQUITY INVESTMENT

Glendale, CA – (PR Newswire) – OCTOBER 15, 2015 – Apollo Medical Holdings, Inc. ("ApolloMed" or “the Company”) (AMEH), an integrated population health management company, today announced that it has completed a $10 million strategic equity investment from Network Medical Management, Inc. (“NMM”), one of the largest healthcare Management Services Organizations (MSOs) in California.

Under the terms of the investment agreement, ApolloMed issued 1.11 million preferred shares of stock to NMM at $9.00 per share with warrants to purchase an additional 1.11 million shares at $9.00 per share. NMM will also nominate one person to ApolloMed’s Board of Directors pursuant to the terms of the agreement. Proceeds from the offering were used to retire the term loan and revolver, in the amount of $7.3 million, owed to NNA of Nevada Inc., an investing unit of Fresenius Medical Care. Additionally, NNA of Nevada elected to convert their convertible note and all of their warrants into shares of common stock.

Founded in 1994 and headquartered in Alhambra, California, Network Medical Management, Inc. is a leading physician-led healthcare organization that delivers a sophisticated level of comprehensive healthcare management services to a client base consisting of health plans, independent practice asssociations (IPAs), hospitals, physicians and other health care networks. NMM currently is responsible for coordinating the care for over 600,000 covered patients in Southern, Central and Northern California through a network of over 12 IPAs with over 4500 contracted physicians.

NMM is part of an integrated healthcare organization which includes two IPAs (Allied Pacific IPA and La Salle Medical Associates), a Knox-Keene, Medicare-approved health plan (Universal Care), two Medicare Shared Savings Program (MSSP) Accountable Care Organizations (ACOs), a 99-bed skilled nursing facility, two ambulatory surgical care centers, lab, pharmacy and multiple clinics.

“We are pleased that Network Medical Management has become a strategic investor and believe there are numerous operating synergies and revenue opportunities for both companies, including population health management, hospitalist medicine, MSO and ACO services, hospice/palliative care services and other initiatives,” stated Warren Hosseinion, M.D., Chief Executive Officer of Apollo Medical Holdings. “We look forward to our partnership both in California and extension into select U.S. markets.”

“We are excited to announce this strategic transaction with ApolloMed and believe that both companies will be better positioned to capitalize on key trends as the U.S. healthcare industry moves towards value-based reimbursements,” stated Thomas Lam, M.D., Chief Executive Officer of Network Medical Management. “We see tremendous growth opportunities ahead.”

“Network Medical Management and ApolloMed share a common mission to meet the triple aim of improving the patient’s experience of care, improving the health of populations and reducing the per capita costs of healthcare,” stated Kenneth Sim, M.D., Co-Chairman of Network Medical Management. “We are excited to join forces with the ApolloMed team as we improve healthcare delivery for our own patients as well as our client’s patients.”

“This equity investment is another step in our growth strategy and also strengthens our balance sheet as we position the Company for uplisting on the NASDAQ and further shareholder value,” stated Gary Augusta, Executive Chairman of Apollo Medical Holdings. “I would like to thank both Network Medical Management and Fresenius for their trust and confidence in ApolloMed and our operating model, which is at the forefront of the U.S. healthcare industry.”

About Apollo Medical Holdings, Inc. (ApolloMed)

Headquartered in Glendale, California, ApolloMed is a leading integrated population health management company committed to providing exceptional multi-disciplinary care in the communities it serves. ApolloMed is addressing the healthcare needs of its patients by leveraging its integrated healthcare delivery platform comprised of six affiliated and complementary physician groups: ApolloMed Hospitalists, ApolloMed ACO (Accountable Care Organization), Maverick Medical Group (Independent Physician Association), AKM Medical Group (IPA), ApolloMed Care Clinics and Apollo Palliative Services. ApolloMed strives to improve medical outcomes with high-quality, cost-efficient care. For more information, please visit www.apollomed.net

Forward Looking Statements

This press release may contain forward-looking statements, including information about management's view of Apollo Medical Holdings, Inc. (“the Company”) future expectations, plans and prospects. In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements. Any statements made in this press release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of the Company, its subsidiaries and concepts to be materially different than those expressed or implied in such statements. Unknown or unpredictable factors also could have material adverse effects on the Company’s future results. Some factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on our amended Form 10-K for the fiscal year ended March 31, 2015, under the caption “Risk Factors”, which is on file with the Securities and Exchange Commission and available in the “Investor” section of the Company’s website under the heading “SEC Filings”. The forward-looking statements included in this press release are made only as of the date hereof.  The Company cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, the Company undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by Apollo Medical Holdings, Inc.

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